UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2017

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2017, Bioanalytical Systems, Inc. (the "Company") entered into a Settlement Agreement and Release of All Claims (the "Agreement") with Jacqueline M. Lemke, the Company’s former President and Chief Executive Officer. Subject to the terms of the Agreement, the Company will, among other things, pay Ms. Lemke a severance benefit in the form of salary continuation and reimburse Ms. Lemke for COBRA group health care program premiums for a period of six (6) months from the effective date of the Agreement (the "Severance Period").

As a condition of receiving the payments and benefits under the Agreement, Ms. Lemke agreed to release substantially all claims against the Company. The Agreement also (i) prohibits Ms. Lemke and the Company from disparaging the other, (ii) expressly provides that Ms. Lemke remains subject to the confidentiality and non-solicitation obligations provided in her Second Amended and Restated Employment Agreement and (iii) during the Severance Period, requires Ms. Lemke to make herself available to provide reasonable assistance to the Company with transitional matters relating to her former duties with the Company. The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1.

 Item 9.01 Financial Statements and Exhibits

(d)	Exhibits:

10.1	Settlement Agreement and Release of All Claims, by and between Bioanalytical Systems, Inc. and Jacqueline M. Lemke.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: January 17, 2017	By:	/s/ Jill C. Blumhoff
Jill C. Blumhoff
Chief Financial Officer,
Vice President of Finance

Exhibit Index

Exhibit No.	Description

10.1	Settlement Agreement and Release of All Claims, by and between Bioanalytical Systems, Inc. and Jacqueline M. Lemke.